EXHIBIT 99.1
1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT: Terence Hall, CEO; Robert Taylor, CFO; Greg Rosenstein, VP of Investor Relations, 504-362-4321

 Superior Energy Services, Inc. Announces Second Quarter 2004 Results

(Harvey, La., Monday, August 2, 2004) Superior Energy Services, Inc. (NYSE: SPN) today announced results for the second quarter ended June 30, 2004. For the quarter, revenues were $137.5 million resulting in net income of $8.7 million or $0.12 diluted earnings per share, as compared to revenues of $128.9 million and net income of $8.3 million or $0.11 diluted earnings per share for the second quarter of 2003.

For the six months ended June 30, 2004, revenues were $254.0 million and net income was $12.3 million or $0.16 diluted earnings per share, as compared to revenues of $252.0 million and net income of $15.8 million or $0.21 diluted earnings per share for the six months ended June 30, 2003.

President and CEO Terry Hall Comments

President and CEO Terry Hall commented, "We experienced improvements from first quarter activity levels in all segments of our business due to seasonal increases in the Gulf of Mexico, which started in mid May and strengthened for the remainder of the quarter. Sequentially, the biggest improvement came from our marine segment, where liftboat utilization was at its highest level since the fourth quarter of 2002. This is attributable to increased demand for production-related and construction support projects, as well as working several liftboats on longer term projects. Most of our well intervention services experienced strong increases as compared to the first quarter, and our rental tools segment once again established a quarterly record for revenues."

Well Intervention Group Segment

Second quarter revenues for the Well Intervention Group were $53.2 million, a 15% increase from the second quarter of 2003 and a 20% increase from the first quarter of 2004. Activity was driven mainly by demand from our traditional customer base. On a sequential basis, activity increased for most production-related services, led by sharp increases in coiled tubing, pumping and stimulation, plugging and abandonment services and hydraulic workover services. In addition to a general increase in demand, the increases in coiled tubing and pumping and stimulation activity were due in part to the completion of a CoilTac project and work on high pressure wells, and the increase in hydraulic workover services was due in part to additional workover projects in Trinidad. As expected, revenue and earnings contributions derived from SPN Resource's oil and gas production were not significant during the second quarter. The company expects SPN Resources' contribution to grow significantly from present levels in the third quarter as a result of the closing the previously announced South Pass 60 Field transaction.

Rental Tools Segment

Revenues for the Rental Tools segment were a record $43.8 million, 20% higher than the second quarter of 2003 and 13% higher than the first quarter of 2004. Sequentially, the key drivers of the quarter were incremental rentals of stabilizers, hole openers and drill pipe internationally and in the deepwater Gulf of Mexico market, and increased rentals of production-related tools in the shallow water Gulf of Mexico.

Marine Segment

Second quarter revenues for the Marine segment were $17.7 million, a 4% decrease as compared to the second quarter of 2003 and a 30% increase as compared to the first quarter of 2004.

Average fleet utilization was 76% and average day rate was $5,733. As compared to the second quarter of 2003, the fleet's average utilization was 10% higher, but the average day rate was 11% lower as market conditions were weaker entering the second quarter of this year as compared to last year. However, dayrates began to improve late in the quarter.

As compared to the first quarter of 2004, utilization was 12% higher and the average day rate was up slightly. One of the company's 245-foot class liftboats was unavailable most of the quarter due to leg repairs, which contributed to the lower utilization and day rates for the 230 foot -245 foot class liftboats, as well as higher repairs and maintenance expenses as compared to prior quarters.

Liftboat Average Dayrates and Utilization by Class Size

Three Months Ended June 30, 2004

($ actual)

Class	Liftboats	Average Dayrate	Utilization
105'	6	$2,786	$72.5%
120-135'	8	3,193	79.5%
145-155'	11	4,789	75.6%
160'-175'	6	6,142	75.8%
200'	2	9,161	95.6%
230'-245'	3	12,014	64.1%
250'	2	16,501	75.8%

Other Oilfield Services Segment

Revenues in this segment were $22.9 million, a 17% decrease as compared to the second quarter of 2003 due mainly from the sale of construction-related assets that took place in the third quarter of 2003. As compared to the first quarter of 2004, revenues increased 15%. Additional demand for the treatment of non-hazardous oilfield waste and strong sales of computerized torque equipment contributed to the positive change from first quarter levels.

The Company will host a conference call at 10:30 a.m. Central Time on Tuesday, August 3. The call can be accessed from Superior's website at www.superiorenergy.com, or by telephone at 800-763-5557. The replay telephone number is 800-642-1687 and the replay passcode is 8772025. The replay is available beginning two hours after the call and ending August 10, 2004.

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, well control, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore construction and maintenance services, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; changes in competitive factors affecting the Company's operations; risks associated with the acquisition of mature oil and gas properties, including estimated of recoverable reserves, future oil and gas prices and potential environmental and plugging and abandonment liabilities and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

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SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Three and Six Months Ended June 30, 2004 and 2003

(in thousands, except earnings per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Revenues	$ 137, 545	$ 128,857	$ 254, 004	$ 252,052

Costs and expenses:
Cost of services	77,144	74,291	143,849	144,448
Depreciation, depletion, amortization and accretion	15,877	12,072	30,651	23,827
General and administrative	25,796	23,689	49,988	47,378

Total costs and expenses	118,817	110,052	224,488	215,653

Income from operations	18,728	18,805	29,516	36,399

Other income (expense):
Interest expense	(5,523)	(5,571)	(11,073)	(11,174)
Interest income	457	4	898	92
Equity income of affiliates	281	305	304	432

Income before income taxes	13,943	13,543	19,645	25,749

Income taxes	5,229	5,215	7,367	9,914

Net income	$ 8,714	$ 8,328	$ 12,278	$ 15,835

Basic earnings per share	$ 0.12	$ 0.11	$ 0.17	$ 0.21

Diluted earnings per share	$ 0.12	$ 0.11	$ 0.16	$ 0.21

Weighted average common shares used in computing earnings per share:
Basic	74,471	73,936	74,342	73,882
Diluted	75,198	75,124	75,065	74,842

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2004 AND DECEMBER 31, 2003

(in thousands)

	6/30/2004 (Unaudited)	12/31/2003 (Audited)

ASSETS

Current assets:
Cash and cash equivalents	$ 15,482	$ 19,794
Accounts receivable - net	121,103	112,775
Notes receivable	14,320	19,212
Prepaid insurance and other	19,165	14,059

Total current assets	170,070	165,840

Property, plant and equipment - net	431,914	427,360
Goodwill - net	224,472	204,727
Notes receivable	26,066	15,145
Investments in affiliates	13,528	13,224
Other assets - net	6,662	6,567

Total assets	$ 872,712	$ 832,863

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 19,489	$ 20,817
Accrued expenses	62,177	48,949
Income taxes payable	541	138
Current portion of decommissioning liabilities	16,292	20,097
Current maturities of long-term debt	11,810	14,210

Total current liabilities	110,309	104,211

Deferred income taxes	92,503	86,251
Decommissioning liabilities	32,785	18,756
Long-term debt	250,811	255,516

Total stockholders' equity	386,304	368,129

Total liabilities and stockholders' equity	$ 872,712	$ 832,863

Superior Energy Services, Inc. and Subsidiaries

Segment Highlights

Three months ended June 30, 2004 and 2003, and March 31, 2004

(Unaudited)

(in thousands)

Revenue	June 2004	June 2003	March 2004
Well Intervention Group	$53,153	$46,416	$44,258
Marine	17,692	18,487	13,611
Rental Tools	43,831	36,396	38,732
Other Oilfield Services	22,869	27,558	19,858
Total	$137,545	$128,857	$116,459

Gross Profit (1)
Well Intervention Group	$20,784	$18,087	$18,924
Marine	5,032	5,820	1,982
Rental Tools	29,675	25,014	26,119
Other Oilfield Services	4,910	5,645	2,729
Total	$60,401	$54,566	$49,754

(1)	Gross profit is calculated by subtracting cost of services from revenue for each of the Company's four segments.